Exhibit 2.6

Lelantos Holdings Corporate and Subsidiary Organization Chart

Lelantos Holdings Corporate & Subsidiary Organization Chart

Lelantos Holdings Inc.

Sean Land*
President of Business Development/BOD

10,000,000 Common Shares in Lelantos Holdings
Lelantos Holdings Board Seat Controls 17% Equity Ownership & 32% Voting Rights in **Eco Management Systems**

Nathan Puente*
CEO/BOD

25,000,000 Common Shares in Lelantos Holdings
Lelantos Holdings Board Seat Controls 17% Equity Ownership & 32% Voting Rights in **Eco Management Systems**

Joshua Weaver*
COO/BOD

25,000,000 Common Shares in Lelantos Holdings
Lelantos Holdings Board Seat Controls 17% Equity Ownership & 32% Voting Rights in **Eco Management Systems**

Patrick Morris
Chief Counsel

Elliot Krug
Controller

100% Equity Ownership & 100% Voting Rights

50% Equity Ownership & 96% Voting Rights

LELANTOS ENERGY

Sean Land
President

Nathan Puente
CEO

Lloyd Wilford
Chief Technical Consultant

Joshua Weaver
COO

Casey McCormick
Operations Director

eco Management Systems

Amy Ritter
President of Operations/Founder

Isaac Curiel
President of Construction/Founder

Sean Land
Director of Sales

Elanor Cantu
Vice President of Operations

Joshua Weaver
Director of Commercial Sales Operations

Jacarra Sansom
Procurement Manager

Cindy Gonalez
Construction Manager

Robert Grossman
Finance Manager

*To clarify, the members of Lelantos Holdings hold an interest in Eco Management through their position on the Lelantos Holdings board. The board seats hold the voting rights and interest in the subsidiary. If the individuals (Joshua Weaver, Nathan Puente, and Sean Land) are removed from the board, the interest and voting rights in Eco Management Systems will remain in the parent company.